Exhibit 15.1
Consent of KPMG, Independent Registered Public Accounting Firm
The Board of Directors
Sify Technologies Limited
We consent to the incorporation by reference in the registration statement on Form S-8 (No 333-135804) of Sify Technologies Limited and subsidiaries (the ‘Company”) of our report dated October 11, 2008 with respect to the consolidated balance sheets of Sify Technologies Limited as of March 31, 2008 and 2007 and the related consolidated income statements, statements of recognised income and expense and cash flows for each of the years in the two year period ended March 31, 2008 and the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the March 31, 2008 annual report on Form 20-F of Sify Technologies Limited.
KPMG
Chennai, India
Date: October 11, 2008

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